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                                                         EXHIBIT 7.1


                          CERTIFICATE OF AMENDMENT
                                     OF
                          ARTICLES OF INCORPORATION
                                     OF
                              ZEROS & ONES, INC.

     Zeros & Ones, Inc., a Nevada corporation (the "Corporation"), does hereby certify that:

     1. Article Three of the Corporation's Articles of Incorporation, as amended, is hereby restated to be as follows:

         The Corporation is authorized to issue two classes of shares. One class of shares shall be designated as common stock, par value $.001 per share and the total number of common shares which this Corporation is authorized to issue is 100,000,000. The other class of shares shall be designated as preferred stock, par value $.001 per share, and the total number of preferred shares which this Corporation is authorized to issue is 2,000,000. The holders of the preferred stock shall have such rights, preferences and privileges as may be determined by the Corporation's Board of Directors prior to the issuance of such shares. The preferred stock may be issued in such series as are designated by this Corporation's Board of Directors, and the Board of Directors may fix the number of authorized shares of preferred stock for each series, and the rights, preferences and privileges for each series of preferred stock.

     2. Effective on February 25, 2000 for shareholders of record on February 8, 2000 (the "Record Date"), there shall be outstanding three shares of the Corporation's common stock, par value $.001 per share, for every one share of the Corporation's common stock issued and outstanding on the Record Date, in order to effect a three for one forward stock split of the issued and outstanding shares of common stock of the Corporation.

     3. The foregoing amendment has been duly authorized and approved by the Board of Directors of the Corporation.

     4. The foregoing amendment has been duly adopted and approved by the written consent of the stockholders holding no less than a majority of the Corporation's outstanding stock entitled to vote thereon.

Dated: February 8, 2000                   ZEROS & ONES, INC.


                                          ----------------------------------
                                          Steve Schklair, Chief Executive
                                            Officer



                                          ----------------------------------
                                          Steve Schklair, Secretary

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STATE OF CALIFORNIA     }
                        } SS.
COUNTY OF LOS ANGELES   }


    On February____, 2000, before me, __________________, a notary public in and for said state, personally appeared Steve Schklair, proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacities, and that by his signature on the instrument the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.






Signature
         --------------------------------